Aquilex Holdings LLC	Exhibit 99.1

Press Release dated December 15, 2011 providing an update on the Company’s financial restructuring process.

12.15.2011 - Aquilex Holdings LLC Provides Update on Financial Restructuring Process

Company Continues to Make Progress Towards a Potential Restructuring Transaction

Determines Not to Pay Senior Notes Interest, Decision Consistent with Previously Disclosed Expectations

Aquilex Holdings LLC (“Aquilex”, or the “Company”) announced today that, in connection with its ongoing restructuring process, it has determined not to make the interest payment on its senior notes due today. Aquilex has previously stated that, in light of the contemplated restructuring of its indebtedness, it did not expect to make this interest payment. Holders of approximately 65% of Aquilex’s outstanding senior notes have agreed with Aquilex that they will not take any enforcement action resulting from the Company’s failure to make the interest payment, and that they will also direct the trustee under the senior notes indenture not to take any such enforcement action.

“We are excited about the progress we have made on our balance sheet restructuring. We appreciate the hard work and determination of our valuable employees and the support Aquilex has received from its customers, vendors, lenders and bondholders throughout this process.”

The agreement not to take enforcement action was made in light of the ongoing negotiations between the Company, holders representing approximately 92% of the outstanding senior notes, and certain of the Company’s lenders with respect to a potential restructuring transaction. The Company continues to make progress towards a potential restructuring transaction, and anticipates announcing the terms of a potential restructuring plan next week, subject to receipt before such time of sufficient consents from the Company’s lenders and noteholders. The Company expects that any potential restructuring transaction would significantly reduce the Company’s debt and increase its liquidity. The Company also expects that any such transaction would likely be completed out of court and would provide that all trade creditors will receive payment in the ordinary course.

Bill Varner, President and Chief Executive Officer of Aquilex, stated, “We are excited about the progress we have made on our balance sheet restructuring. We appreciate the hard work and determination of our valuable employees and the support Aquilex has received from its customers, vendors, lenders and bondholders throughout this process.”

In addition, and in connection with the negotiations discussed above, the Company expects to obtain the agreement of its lenders under the Company’s Second Lien Credit Agreement to further adjust the restructuring “milestone” requirements set forth therein, including with respect to the date on which solicitations are to commence for a restructuring transaction and the timing to close any such transaction.

The foregoing represents only Aquilex’s current expectations regarding its potential restructuring and is being provided in order to update Aquilex’s stakeholders on recent developments. Any potential restructuring transaction remains subject to creditor consent and additional significant conditions and uncertainties. Additional information is available in the Company’s filings with the Securities and Exchange Commission, including but not limited to its Quarterly Report on Form 10Q for its third quarter of 2011, as filed with the SEC on November 14, 2011.

Aquilex Holdings LLC is the parent of Aquilex Corporation, a leading provider of critical maintenance, repair and industrial cleaning solutions to the energy industry. Through our divisional and branch offices in the United States and Europe, we provide our services to a diverse global base of over 600 customers, primarily in the oil and gas refining, chemical and petrochemical production, fossil and nuclear power generation and waste-to-energy industries.

Cautionary Statement Regarding Forward-Looking Statements

Aquilex Holdings LLC	Exhibit 99.1

Press Release dated December 15, 2011 providing an update on the Company’s financial restructuring process.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “expect,” “will,” “should,” “potential,” “anticipate” or the negative thereof or comparable terminology, in addition to all statements with respect to Aquilex’s expectations for the potential restructuring of Aquilex’s indebtedness and for any consents or agreements to be obtained from Aquilex’s creditors. These statements are not historical facts and represent only Aquilex’s beliefs regarding future events, and you are cautioned that Aquilex’s business, operations and any potential debt restructuring are subject to a variety of risks and uncertainties, many of which are beyond Aquilex’s control. Consequently, actual events may differ materially from those projected by any forward-looking statements. Factors that could cause actual events to differ materially from those projected include, but are not limited to, risks and uncertainties surrounding the eventual outcome of any restructuring of the Company’s debt, including but not limited to Aquilex’s ability to successfully reduce the principal amount of certain of its existing debt, obtain necessary creditor consents or court approvals for any restructuring plan and access sufficient sources of liquidity; risks and uncertainties relating to potential litigation in connection with the restructuring; and risks and uncertainties regarding any adverse effect the restructuring may have on the manner in which the Company is perceived by the markets and its creditors, customers, vendors and employees. These factors also include the risks and uncertainties described under “Item 1A. Risk Factors,” in Aquilex’s 2010 Annual Report on Form 10-K, as filed with the SEC on March 31, 2011; and under “Part II, Item 1A. Risk Factors,” and “Cautionary Statement Regarding Forward-Looking Statements,” in Aquilex’s Quarterly Report on Form 10-Q, for the third quarter of 2011, filed with the SEC on November 14, 2011. Aquilex’s forward-looking statements contained herein speak only as of the date hereof, and the Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. If the Company does revise or update one or more forward-looking statements, you should not conclude that it will make additional revisions or updates with respect thereto or with respect to the other forward-looking statements, except as required by law.

Contacts

Investor Relations:

Aquilex Holdings LLC

Jay W. Ferguson, 404-869-5221

Chief Financial Officer

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Michael Freitag / Andrew Siegel, 212-355-4449.